AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 8th day of June, 2010 by and between CLEAN POWER TECHNOLOGIES, INC., a Nevada corporation (hereinafter called the “Company”), and ABDUL MITHA (hereinafter called the “Executive”), and amends the Employment Agreement by and between them dated as of May 1, 2008 (the “Employment Agreement”).

RECITALS

WHEREAS, the Company has, concurrently with the execution and delivery of this Agreement, entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which the Company will obtain certain funding from The Quercus Trust (“Investor”); and

WHEREAS, it is a condition to the Investor’s willingness to enter into the Securities Purchase Agreement that Executive agree to amend and restate the 2008 Employment Agreement as set forth herein; and

WHEREAS, the Company and Executive contemplate that within the next twelve (12) months the Executive shall cease providing services as President and Chief Executive Officer but shall continue to serve as Chairman of the Board of Directors of the Company; and

WHEREAS, the Company desires to maintain the employment of the Executive as the President and Chief Executive Officer of the Company, and as Chairman of the Board of Directors of the Company, and the Executive is willing to continue such employment, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows (capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement):

1.	Employment and Termination. Section 4.4 of the Employment Agreement is hereby amended to read in full as follows:

“The Company shall have the right to terminate Executive’s employment as President and Chief Executive Officer without cause (x) upon thirty (30) days written notice at any time if the Company has contracted to replace Executive from outside the Company, or (y) upon completion of one or more  offerings of equity securities (including securities exercisable for or convertible into equity securities but not including the conversion of the Secured Note or the 2008 Note) which, in the aggregate, shall result in cumulative gross offering proceeds to the Company from the sale of equity securities by the Company after the date hereof of at least GBP3,000,000.

Sections 4.5 and 6 of the Employment Agreement are hereby deleted.

2.           Compensation.  The compensation and benefits set forth in Sections 2, 3 and 4 hereof shall be in lieu of all other compensation and benefits provided for in the Employment Agreement.

2.1           Base Salary.  Commencing on the effective date of this Agreement and through termination of his employment hereunder, Executive shall receive an annual base salary (the “Base Salary”) of GBP130,000.

2.2           Compensation Upon Termination.  If Executive’s employment is terminated in connection with a Qualified Financing, Executive shall be entitled to receive payments (“Continuation Payments”) equal to GBP 130,000 per annum, commencing upon the consummation of the Qualified Financing, payable in accordance with the Company’s standard payroll practices, or, at the option of the Company, payable by issuance to Executive of 1,400,000 shares of Common Stock.     If Executive’s employment is terminated for any other reason (including, without limitation, for cause, without cause or upon death or disability), then, notwithstanding any other provision of the Employment Agreement to the contrary, Executive shall not be entitled to any payments or benefits other than for salary and benefits accrued through the date of termination and for reimbursement of reasonable business expenses incurred through the date of termination).

2.3           Incentive Compensation. Executive shall be entitled to earn an annual incentive bonus in an amount determined by the Board of Directors in its discretion, payable in cash or warrants or options to acquire securities of the Company, as determined in the sole discretion of the Board of Directors.

2.4           Compensation as Chairman.  Following Executive’s termination as President and Chief Executive Officer, Executive shall be entitled to receive compensation in a customary amount to be agreed by the parties during such period as he serves as Chairman of the Board of Directors, provided that such payments shall not be required during such period as Executive is receiving Continuation Payments.

3.           Expense Reimbursement and Other Benefits.

3.1           Expense Reimbursement.  During the Term of Executive's employment as President and Chief Executive Officer hereunder, the Company shall, upon the submission of reasonable supporting documentation by the Executive, reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel, lodging and entertainment, upon receipt of reasonable documentation.

3.2           Welfare Benefit Plans.   Executive shall not be entitled to healthcare benefits.

3.3           Vacation.  During the Term of Executive’s employment hereunder, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided , however , that in no event shall Executive be entitled to fewer than four weeks paid vacation per year, as well as pay for holidays observed by the Company.

3.4           Housing. During the term of Executive’s employment hereunder and for so long as Executive is Chairman of the Board of Directors, the Company will provide a 2 bedroom apartment within commuting distance from the facility for the Executive’s exclusive use whilst visiting or residing in England.  The Company hereby undertakes to pay all reasonable costs for relocation and as well will pay for all utilities, electricity, hydro rates, insurance, telephone, cable, internet, and maintenance, renovation and upgrading costs, provided that the cost of such housing shall not exceed GBP 2,000 per month, and Executive shall be responsible for any excess costs.

3.5.           Use of a Vehicle.  During the term of Executive’s employment hereunder, Executive will continue to have the exclusive use of a vehicle in England whilst visiting the U.K. facility or residing in England. The Company will undertake to pay all operating expenses pertaining to the use of this vehicle including, but without limiting generality thereof, gasoline, insurance, and maintenance/repairs, provided that the cost of such vehicle shall not exceed such costs for the Company’s last fiscal year, and Executive shall be responsible for any such excess costs.

3.6           Travel Expenses.  During the term of Executive’s employment hereunder, the Company will reimburse Executive for up to $15,000 per annum for travel expenses between his home and the U.K.

4.           Settlement of Accrued Obligations.  All options to acquire securities of the Company held by Executive are hereby cancelled.  In exchange for and in full and final satisfaction of such option cancellation, for all salary and other benefits owing to Executive through the date hereof (including without limitation the Accrued Obligations described below) other than reimbursement of ordinary business expenses and for the amendment of all future obligations of the Company to Executive under the Employment Agreement, the Company shall issue to Executive as of the date hereof 19,800,000 shares of Common Stock.  In connection therewith, Executive represents and warrants he is currently owed $2,120,000 (the “Accrued Obligations”) for advances made (net of repayments) by Executive to Company and as payments pursuant to the Employment Agreement accrued prior to the date hereof, in each case pursuant to agreements and arrangements duly approved by the Board of Directors of the Company.

5.           Lock-Up.  All Common Stock currently held or hereafter acquired by Executive, shall be subject to a shareholder agreement with Quercus prohibiting the pledge, transfer or assignment of any interest in such shares by Executive for a period of five years, except (a) in the event Quercus disposes any portion of the Common Stock, then Executive may dispose of an equal or smaller portion of the Common Stock held by Executive, and (b) Executive may sell dispose of Common Stock with the express prior written consent of The Quercus Trust, which may be withheld in its sole and absolute discretion.  For purpose hereof, the portion deemed to be or which may be disposed of by Quercus and Executive, as the case may be, shall be equal to a fraction, the numerator of which is the number of shares of Common Stock disposed of (for such purpose any disposition of derivative securities shall be deemed to be the sale of the underlying Common Stock) and the denominator of which is the largest number of shares of Common Stock held by each at any time on or after the date hereof, in each case on a fully-diluted basis (i.e., after giving effect to the issuance of all Common Stock issuable upon the exercise and conversion of all securities exercisable for or convertible into Common Stock).

6.           Covenant Not to Compete.  The covenant not to compete set forth in Section 5.3 of the Employment Agreement shall terminate twelve (12) months after termination of Executive’s employment as President and Chief Executive Officer and shall only be effective if the Executive has received all compensation due to him pursuant to the Employment Agreement, as amended by this Amendment, during the term of such covenant.

7.           Governing Law/Jurisdiction.  The Employment Agreement and this Amendment shall be governed by and construed in accordance with the laws of the State of California, excluding choice of law provisions, except to the extent the laws of any jurisdiction in which Executive provides services require the application of the laws of another jurisdiction.  The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the state and federal courts of the State of California located in Los Angeles and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. Executive agrees that service of process upon Executive in any such action or proceeding may be made by United States mail, certified or registered, return receipt requested, postage prepaid.  Unless otherwise agreed, the prevailing party in any litigation relating to the interpretation or enforcement of this Agreement shall be entitled to reasonable costs and attorneys' fees.

8.           Effect of Amendment.   Except as expressly amended hereby, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY: CLEAN POWER TECHNOLOGIES INC. By: _______________________ Name: Title:

EXECUTIVE: _______________________ Abdul Mitha